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                                                                    EXHIBIT 10.7


                                    LUMINEX


                       2001 BROAD-BASED STOCK OPTION PLAN
                            OPTION GRANT CERTIFICATE

         This certifies that _________________________ has been granted options (the "Options") to purchase ____ shares of Luminex Corporation common stock at a price of $ ___ per share. Your Options will vest in 36 equal monthly installments (subject to rounding to a whole number of shares per vesting period), beginning on the last day of the first full calendar month following the date of this grant, and will expire on the tenth anniversary of the grant date.

         Your Options are subject to the terms and conditions set forth below and in the Luminex Corporation 2001 Broad-Based Stock Option Plan (the "Plan"). By your acceptance of this certificate, you understand and agree to these terms and conditions.

LUMINEX CORPORATION



By:  ______________________________     Date of Option Grant:  _________________
            [Name, Title]


1. This certificate is non-negotiable and represents neither shares of stock nor a guarantee of share value at the time any Options are exercised.

2. This Option grant is a one-time benefit and does not create any contractual or other right to receive options or benefits in lieu of options in the future.

3. Your participation in the Plan is completely voluntary and is not a condition or right of your employment.

4. The value of your Options is an extraordinary item outside the scope of your terms of employment. Your options are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy or end of service payments, any bonuses, long-term service awards, pension or retirement benefits, or any similar payments, except as otherwise required under local law.

5. The future value of Luminex Corporation's common stock is unknown and cannot be predicted with any certainty. If the stock does not increase in value, your Options will have no value.




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6. You authorize your manager to furnish Luminex Corporation (and any agent of
Luminex Corporation administering the Plan or providing record keeping services) within or outside of your country of residence with information and data needed to grant and exercise your Options and administer the Plan, and you waive any privacy rights or claims with respect to such data transmission.

7. Your Options may not be assigned, sold, encumbered or in any way transferred or alienated, except as if otherwise explicitly provided in the Plan.

8. Luminex Corporation has the full authority and discretion to administer the Plan, including the authority and discretion to interpret any provision of the Plan or of any document evidencing the grant of options. The interpretation by Luminex Corporation of any such provision and any determination by Luminex Corporation pursuant to any provision of the Plan or of any such document will be final and conclusive.

9. Any amounts payable in connection with the exercise of your Options under the Plan shall be subject to any required withholding and any administrative fees required upon the exercise of your Options.

10. The Plan is discretionary and Luminex Corporation can modify, cancel or terminate it at any time.